Exhibit 10.8

January 14, 2007

Mr. Gregory Weishar

5 Sparrow Lane

East Greenwich RI 02818

Dear Greg:

This letter agreement (the “Letter Agreement”), entered into as of January 14, 2007 by AmerisourceBergen Corporation (“AmerisourceBergen”), Kindred Healthcare, Inc. (“Kindred”) and Safari Holding Corporation (together with its successors and assigns, the “Company”) sets forth the terms and conditions of your employment with the Company. AmerisourceBergen and Kindred represent and warrant to you that each of them is authorized to enter into this Letter Agreement with you on their own behalf and on behalf of the Company. This Letter Agreement is intended to be a binding obligation upon AmerisourceBergen and Kindred (with respect to the period ending prior to the Closing) and the Company and you, enforceable in accordance with its express terms.

As you are aware, AmerisourceBergen and Kindred, together with the other parties named therein, have entered into a Master Transaction Agreement dated as of October 25, 2006. Pursuant to this agreement, each of AmerisourceBergen and Kindred will spin-off its institutional pharmacy business and will create a new public company, the Company, to operate these businesses (these transactions are collectively referred to in this Letter Agreement as the “Transaction”). Until such time as the Transaction is consummated (the “Closing”), you will be an employee of Kindred and references to the “Company” herein with respect to any obligations to be performed prior to the Transfer Date (as defined below) shall be deemed, where appropriate, to be references to Kindred. Immediately prior to the time of the Closing, your employment hereunder (unless previously terminated) will be automatically transferred from Kindred to the Company (the date of such transfer, and the date of the Closing, being the “Transfer Date”), and the Company shall thereafter be solely responsible for all rights and obligations under this Letter Agreement. As of and following the Transfer Date: all of AmerisourceBergen’s and Kindred’s obligations to you under this Letter Agreement, if any, shall be assumed by the Company; AmerisourceBergen and Kindred shall have no further obligations to you under this Letter Agreement; and AmerisourceBergen and Kindred shall automatically cease to be parties to this Letter Agreement.

1. Term of Employment. Your employment under this Letter Agreement shall commence on a reasonable date, not later than February 5, 2007, selected by you on reasonable notice to the Company (the “Start Date”) and shall continue through the end of the Term. The Term shall commence as of the Start Date and shall end on December 31, 2009; provided, however, that the Term shall thereafter be automatically extended for unlimited additional one-year periods unless, at least 120 days before the then-scheduled expiration of the

Term, you notify the Company, or the Company notifies you, that the Term shall not so extend. Notwithstanding the foregoing, the Term (and hence your employment hereunder) may be earlier terminated in strict accordance with the provisions of Section 8 or 10, below. If Kindred or the Company do not employ you within seven days following the Start Date, you shall (unless the parties otherwise agree) be treated as if you had become employed on such seventh day, and then been terminated by the Company without Cause in accordance with this Letter Agreement. If you fail to report for work within seven days following the Start Date, the obligations of the Company, AmerisourceBergen and Kindred under this Letter Agreement shall (unless the parties otherwise agree) immediately terminate (including, but not limited to, any obligations to pay a termination fee, grant equity rights in the Company or make severance payments following termination of employment), this Letter Agreement shall become null and void, and you shall have no further rights hereunder, provided that you shall repay the one-time cash bonus of $1.2 million referenced in Section 5 in full on or before the 10th day following the Start Date.

2. Title and Duties.

(a) Position. During the Term, you will serve as the Chief Executive Officer of the Company and will report solely and directly to the Board of Directors of the Company (the “Board”). You will also serve as a member of the Board. You will have all duties, responsibilities and authorities that are customary for the chief executive officer of a corporation of the Company’s size and nature, plus such additional duties, consistent with the foregoing, as may be from time to time reasonably be assigned to you by the Board. In addition, until such time as the Closing occurs, you will work together with the Transition Planning Committee described in Section 11.10 of the Master Transaction Agreement, which committee will have responsibility for all aspects of transition planning for the Company from the Start Date until the Closing.

(b) Exclusive Duties. During the Term, you will devote substantially all your working time, attention and energies to the business of the Company and its affiliates. However, nothing in this Letter Agreement shall preclude you from: (i) serving on the boards of a reasonable number of business entities, trade associations and charitable organizations (with service on business boards being subject to the prior approval by the Board, or its Compensation Committee (the “Committee”), such approval not to be unreasonably withheld or delayed, (ii) engaging in charitable activities and community affairs, (iii) accepting and fulfilling a reasonable number of speaking engagements, and (iv) managing your personal investments and affairs; provided that such activities do not either individually or in the aggregate materially interfere with the proper performance of your duties and responsibilities hereunder.

(c) Place of Employment. During the Term, your principal place of employment, and principal office, shall be at the Company’s headquarters (or prior to the Closing, at such offices as Kindred or the Company may reasonably specify) in Louisville, Kentucky, subject to travel requirements in connection with your duties under this Letter Agreement.

3. Base Salary. During the Term, the Company will pay you a base salary at the annual rate of $700,000, payable not less frequently than monthly (subject to deferral, at your election, as provided under Section 9(c) below) in accordance with the Company’s regular payroll practices. With respect to calendar years after the Closing, the Board or the Committee will review your base salary annually and may, in its sole discretion, increase (but not decrease) your base salary based on your performance and the Company’s performance. Your annualized base salary (“Base Salary”) may not be decreased at any time during the Term, including for the purpose of determining amounts payable to you, if any, under Section 8, Section 10, or otherwise, in connection with any termination of your employment hereunder.

4. Annual Bonus. During the Term, you will be entitled to participate in an annual bonus plan of the Company under which you will be entitled to receive an annual incentive bonus (the “Annual Bonus”), with a target bonus of 100% of your Base Salary (the “Target Bonus”) and a maximum bonus of 125% of your Base Salary, for each calendar year ending during the Term to the extent that the performance objectives, including quantitative performance objectives, established annually by the Board or the Committee in consultation with you, are attained; provided, for the avoidance of doubt, that to the extent that such Annual Bonus is based on the attainment of such quantitative performance objectives, you will be entitled to receive such portion of the Annual Bonus to the extent such quantitative performance objectives have been attained without regard to attainment of any other performance objectives; and provided that such performance objectives shall not include the synergy targets described in Section 6. For the further avoidance of doubt, all performance objectives established for the Annual Bonus, whether quantitative or qualitative, shall be established by the Board or the Committee in consultation with you. The actual amount of the Annual Bonus will be based on the achievement of the performance objectives established for the relevant year as reasonably determined by the Board or the Committee. Your Annual Bonus for any year shall be paid, in cash (subject to deferral, at your election, as provided under Section 9(c) below), no later than the date that other senior executives of the Company receive their corresponding annual bonus payments; provided that in all events your Annual Bonus will be paid to you (subject, again, to your deferral elections) no later than 75 days following the end of the calendar year with respect to which it was earned.

5. Signing Bonus. As soon as reasonably practicable after your execution of this Letter Agreement, you will be paid a special, one-time cash bonus of $1.2 million. You shall (unless the parties otherwise agree) repay this one-time cash bonus of $1.2 million in full on or before the 10th day following the Start Date if you fail to report for work within seven days following the Start Date.

6. Integration Bonus. In addition to the bonuses set forth in Sections 4 and 5 of this Letter Agreement, you will be entitled to receive two special integration bonuses with respect to the performance of the Company for two specified periods after the Closing, subject to the following terms and conditions: If the Company achieves a $30 million synergy target during the Term and on or before the first anniversary of the Closing, as determined by the

Board, or the Committee, in its reasonable discretion, you will receive a one-time cash bonus of $500,000, to be paid (subject to deferral at your election as provided in Section 9(c)) as soon as reasonably practicable following the date that such synergy target is achieved. If the Company achieves a synergy target of $45 million or more during the Term and on or before the 18 month anniversary of the Closing, as determined by the Board, or the Committee, in its reasonable discretion, you will receive a separate bonus of $500,000, to be paid (subject to deferral, at your election, as provided under Section 9(c) below) as soon as reasonably practicable after the date that such synergy target is achieved.

7. Initial Equity Grant.

(a) Initial Grant of Stock Options.

(i) Size of Grant. Effective on the fifth trading day following the Closing, (the “Grant Date”), the Company will grant to you a non-qualified stock option to purchase shares of the Company’s common stock (“Common Stock”) representing 1.0% of the total number of shares of Common Stock outstanding immediately after the Closing at a price equal to the closing price per share on the Grant Date, as reported in the Eastern Edition of The Wall Street Journal. Notwithstanding the foregoing, if, immediately after the Closing, the Company has issued and outstanding equity securities other than Common Stock, the Company will grant to you a non-qualified stock option to purchase shares of Common Stock representing 1.0% of the Fair Market Value of the Company’s equity securities outstanding immediately after the Closing. For purposes of this Letter Agreement, “Fair Market Value,” when used with respect to the value of a security on a specified date, shall mean the closing price per security on such date, or on the last trading day preceding such date if such date is not a trading day, as reported in the Eastern Edition of The Wall Street Journal, and to the extent such price is not so reported for such date, shall mean fair market value as of such date, as determined by the Board, or the Committee, in its reasonable discretion.

(ii) Other Terms and Conditions. The award agreement governing the non-qualified stock option grant referenced in Section 7(a)(i) shall be prepared by the Company in consultation with you and your attorneys and shall include the following terms and conditions.

(A) Vesting. The option shall vest, and become exercisable, with respect to 25% of the securities subject to it on each of January 1, 2008, December 31, 2008, December 31, 2009 and December 31, 2010 (and thus be fully vested, and fully exercisable, on December 31, 2010), subject to your continued employment with the Company on the applicable vesting date and to the other provisions of this Letter Agreement (including, without limitation, Sections 7(a)(ii)(C), 7(a)(ii)(D), and 10, below).

(B) Exercise. You may exercise the option, in whole or in part and to the extent it is then exercisable, by making payment of the aggregate option exercise price for the portion of the option being exercised, and of any associated withholding tax obligations, in any of the following manners: (1) in cash (including by wire transfer or by a personal check backed by sufficient funds); (2) by surrendering or attesting to ownership of vested and nonforfeitable securities of the class then subject to the option with an aggregate Fair Market Value on the date of exercise equal to total amount owed; (3) by electing to receive securities of the class then subject to the option having a Fair Market Value, as of the date of exercise, equal to the excess, if any, of (x) the Fair Market Value on the date of exercise of the securities subject to your exercise over (y) the sum of the aggregate option exercise price, and the applicable tax withholding amounts, for such exercise; (4) in any other manner previously approved by the Board or the Committee; or (5) through any combination of the foregoing. Securities purchased by you, by exercising the option, shall be delivered to you as promptly as reasonably practicable after the exercise.

(C) Change in Control. The Company shall give you at least 30 days’ notice (or, if not practicable, such shorter notice as may be reasonably practicable) prior to the anticipated date of the consummation of any Change in Control pursuant to which holders of securities of any class then subject to the option receive cash, securities, or other property in respect of such securities in connection with the Change in Control transaction. Upon receipt of such notice and for the period through the consummation of the Change in Control (or such shorter period as the Board, or the Committee, shall reasonably determine and notify to you), you shall be permitted to exercise the option with respect to all securities then remaining subject to it in a fashion, and at a time, that allows you to participate in the Change in Control transaction. Upon the close of such exercise period, if, in connection with the Change in Control transaction, all other compensatory stock options granted by the Company cease to be exercisable, your option will expire. Notwithstanding the foregoing, if the Change in Control is not consummated and you have exercised the option pursuant to this Section 7(a)(ii)(C), the option shall be deemed not to have been exercised, and shall be exercisable thereafter to the extent it would have been exercisable if no such notice had been given.

(D) Changes in Capitalization. In the event of any stock dividend, recapitalization, reorganization, merger, consolidation, stock split, combination or exchange of shares or any other significant corporate event affecting the Common Stock or other securities then subject to the option, the Board, or the Committee, shall make appropriate adjustments to prevent diminution or enlargement of your rights under the option with respect to the number and type of securities covered by your grant, and the exercise price in respect thereof, all on no less favorable a basis than that which applies to other then-outstanding compensatory options generally. In addition, in connection with a Change in Control immediately after the consummation of which the Company has merged with, or is a direct or indirect subsidiary of, an entity whose common stock (or equivalent) is publicly traded, the Company shall undertake its commercially reasonable best efforts to arrange for a roll over of the option (to the extent not previously exercised) into an option on publicly-traded common stock (or equivalent) of the successor entity (or its publicly-traded parent), such that immediately after the transaction, the ratio of the aggregate option exercise price to the aggregate Fair Market Value of the securities then subject to the option is the same as it was immediately before the transaction, and the excess of the Fair Market Value of the securities then subject to the option over the aggregate option exercise price is the same as it was immediately before the transaction, and with the roll-over option agreement otherwise containing terms and conditions that are no less favorable to you than the those that applied immediately prior to the transaction.

(E) The term of the option shall be 10 years from the Grant Date, subject to earlier expiration to the extent provided in this Letter Agreement.

(F) Other Provisions. The award agreement shall include provisions that are substantially the same as those set forth in Section 15(b), (c), (d), (f), (g), (h) and (i) of this Letter Agreement. To the extent that any provision in the award agreement is less favorable to you than a corresponding provision in this Letter Agreement, the provisions in this Letter Agreement shall control.

(b) Initial Grant of Restricted Stock

(i) Size of Grant. Effective immediately after the Closing, the Company will grant to you a number of restricted shares of Common Stock representing 0.75% of the total Fair Market Value of the Common Stock then outstanding. Notwithstanding the foregoing, if, immediately after the Closing, the Company has issued and outstanding equity securities other than Common Stock, the Company will grant to you a number of restricted shares of Common Stock representing 0.75% of the Fair Market Value of the Company’s equity securities outstanding immediately after the Closing.

(ii) Other Terms and Conditions. The award agreement governing the grant of restricted shares referenced in Section 7(b)(i) shall be prepared by the Company in consultation with you and your attorneys and shall include the following terms and conditions.

(A) Vesting. 25% of the restricted shares will vest, and accordingly become non-forfeitable, on each of January 1, 2008, December 31, 2008, December 31, 2009 and December 31, 2010, subject to your continued employment with the Company on such vesting dates and to the other provisions of this Letter Agreement (including, without limitation Sections 7(b)(ii)(C), 7(b)(ii)(D), and 10, below). The shares will carry cash dividend rights prior to vesting to the extent that cash dividends on securities of the same class are paid, or declared, prior to vesting.

(B) Share Withholding To Satisfy Withholding Taxes. To the extent permitted by law, upon any vesting of securities then subject to the grant, you may satisfy any associated tax withholding obligations in any of the manners specified in Section 7(a)(ii)(B)(1), (2) (as to surrender only), (4) or (5), with references in such Section to the date of exercise deemed instead to be references to the date of vesting.

(C) Changes in Capitalization. In the event of any change in the outstanding Common Stock or other securities then subject to the restricted stock award by reason of a stock dividend, recapitalization, reorganization, merger, consolidation, stock split, combination or exchange of shares or any other significant corporate event affecting those securities, the Board, or the Committee, shall make proportionate adjustments to prevent diminution or enlargement of your rights under the restricted share grant on a basis that is no less favorable to you than that which applies to other then-outstanding compensatory restricted stock grants generally.

(D) Other Provisions. The award agreement shall include provisions that are substantially the same as those set forth in Section 15(b), (c), (d), (f), (g), (h) and (i) of this Letter Agreement. To the extent that any provision in the award agreement is less favorable to you than a corresponding provision in this Letter Agreement, the provisions in this Letter Agreement shall control.

(c) At all times following any vesting of your stock option or restricted share awards, the securities that are the subject of the vested portions of the awards: will be registered with the Securities and Exchange Commission; listed for trading on the principal stock exchange on which securities of the class subject to the award are then listed (if any); and will be free from contractual restrictions on sale, subject to the Company’s trading policies for executive officers of the Company.

8. Termination Fee. If (a) the Closing has not occurred by August 1, 2007, (b) your employment with Kindred has continued through August 1, 2007, and (c) within 30 days thereafter, your employment hereunder terminates (other than in a termination by the Company for Cause), or if (d) your employment hereunder is terminated by the Company without Cause, or by you with Good Reason, during the then-scheduled Term and before the Closing, then, promptly after the Mutual Release Requirement has been satisfied (and in any event within 3 business days thereafter) the Company (or Kindred) will pay you a single lump sum payment of $1.7 million in cash. Upon such payment, the obligations of the Company, AmerisourceBergen and Kindred under Sections 3, 4, 5, 6, 7, 9 and 10 of this Letter Agreement shall immediately terminate (including, but not limited to any obligations to grant equity rights in the Company or make severance payments following termination of employment), with the consequence that you shall have no further rights under any of these Sections, other than (in each case) your right to payment of the “Accrued Obligations” described in Section 10(a)(i)(A), (C) and (D) below and to the benefits described in Section 10(f) below). For purposes of this Letter Agreement, the “Mutual Release Requirement” shall be deemed satisfied as follows: (x) in the event that the Company delivers to you, promptly after your Termination Date and in no event more than seven days after such date, a mutual release of claims that is (1) substantially in the form attached hereto as Exhibit A and (2) fully executed by the Company (and, if the Termination Date is prior to the Transfer Date, by Kindred and AmericanBergen as well), then the Mutual Release Requirement shall be deemed satisfied on the date, after such release has been executed by you and returned to the Company, on which the seven day revocation period specified in such release expires; and (y) in the event the Company has not delivered such a signed mutual release of claims to you within seven days after your Termination Date, then (unless the parties otherwise agree) the Mutual Release Requirement shall be deemed satisfied on the eighth day after your Termination Date.

9. Other Benefits.

(a) Employee Benefits. Prior to the Transfer Date, you will be entitled to participate in all Company Arrangements that are from time to time made available to senior executives of the Company generally, including but not limited to any benefit and perquisite arrangements of Kindred (but excluding bonus, long-term incentive, severance, and similar plans and programs of Kindred) maintained from time to time for senior executives of Kindred generally, such participation to be on a basis no less favorable to you than to other senior executives of Kindred. Effective as of the Transfer Date, you will immediately cease to be eligible to participate in the Company Arrangements of Kindred but will still be entitled to participate in all Company Arrangements of the Company and its affiliates that are from time to time made available to senior executives of the Company generally (with service credit, as appropriate, for the period between the Start Date and the Transfer Date), including but not limited to any benefit and perquisite arrangements that are maintained from time to time for senior executives of the Company generally, such participation to be on a basis no less favorable to you than to other senior executives of the Company generally. Kindred and the Company reserve the right to modify, amend and/or terminate any such Company Arrangement at any time and for any reason, in accordance with its terms, except as otherwise provided in an applicable governing document (including, without limitation, this Letter Agreement).

(b) Annual Equity Awards. You will be eligible to receive annual equity and other long-term incentive grants, at levels commensurate with your responsibilities and your performance as determined by the Board, or the Committee, in its reasonable discretion, and on terms and conditions no less favorable to you than those applicable to corresponding grants to other senior executives of the Company generally.

(c) Deferral of Compensation. You shall be entitled to participate in a Company-sponsored elective non-qualified deferred compensation program, to be developed in consultation with you prior to the Closing, that is designed to permit you to elect to defer the receipt of a portion of your salary payments, and annual and other cash bonus and incentive payments, otherwise payable by the Company after the Closing, consistent with applicable legal and tax requirements necessary to defer the recognition of income with respect to such deferrals for federal income tax purposes, as determined and adopted by the Board or the Committee.

(d) Vacation. You will be entitled to four weeks annual paid vacation per calendar year (pro-rated for calendar year 2007 based on your Start Date, and for the last calendar year of your employment hereunder based on your Termination Date). You will be able to carry over unused vacation days from year to year.

(e) Reimbursement. The Company will pay (or, at your election, reimburse you for) (i) all expenses reasonably incurred by you in carrying out your duties and responsibilities under this Letter Agreement in accordance with Company policy as in effect from time to time and (ii) an initiation fee incurred by you in connection with your membership at one social or country club that is determined in good faith to be a reasonable initiation fee by both you and the Board.

(f) Relocation and Temporary Living Expenses. The Company will pay (or, at your election, reimburse you for) all reasonable and customary relocation expenses associated with your relocation from Rhode Island to the Louisville area, on terms and conditions no less favorable to you than those applicable as of the Start Date to the relocation of Kindred senior executives generally. Such reimbursed expenses will also include up to three (3) house hunting trips and visits to the Kentucky area for you and your family, packing and moving of your and your family’s personal items and reasonable transaction expenses associated with the sale of your current residence in Rhode Island. In addition, the Company will pay (or, at your election, reimburse you for) all costs of commuting and temporary accommodations you reasonably incur before the earlier of (x) the date of relocation of your household to the Louisville area and (y) the seven month anniversary of the Closing. The Company will provide you with a full gross-up for applicable taxes, if any, payable in connection with the payment (or reimbursement) of such commuting, temporary living and relocation expenses.

10. Termination of Employment.

(a) Termination Without Cause. The Company, acting through its Board, may terminate your employment hereunder (and, hence, the Term) without Cause (as defined below) at any time on written notice to you. If your employment hereunder is terminated by the Company without Cause during the then-scheduled Term (and not for Disability in accordance with Section 10(b)) and after the Closing, you will be provided with the following amounts and benefits:

(i) As soon as reasonably practicable following the date that your employment hereunder terminates (the “Termination Date”) (or, in the case of Clause (B), the date that the Mutual Release Requirement is satisfied), a lump-sum cash payment in respect of each of the following:

(A) Any Base Salary earned but unpaid through the Termination Date;

(B) Subject to satisfaction of the Mutual Release Requirement, a Pro-Rata Annual Bonus for the calendar year of termination;

(C) Any expense reimbursement/payment then due under Sections 9(e), 9(f) or 14; and

(D) A payment in respect of earned but unused vacation days through the Termination Date (including, for avoidance of doubt, unused vacation days carried forward from prior calendar years) (collectively with amounts referred to in clauses (i)(A), (i)(B) and (i)(C) (the “Accrued Obligations”);

(ii) As soon as reasonably practicable following the date that the Mutual Release Requirement is satisfied (and, except as provided in Section 10(f)(i), in no event more than 3 business days after such date), a lump-sum cash payment equal to three (3) times the sum of:

(A) Your Base Salary as of the Termination Date, plus

(B) Your Target Bonus for the calendar year in which the Termination Date occurs;

(iii) Each compensatory stock option (and any similar award, such as a stock appreciation right) that you shall have received (including, without limitation, the stock option described in Section 7(a)) shall, to the extent that it would have become vested or exercisable on or before the third anniversary of the Termination Date had your employment hereunder continued through such third anniversary, be fully vested as of the Termination Date and shall be, and remain, fully exercisable until the earliest of a Change in Control upon which all other compensatory stock options cease to be exercisable, the second anniversary of the Termination Date, and the expiration of its maximum stated term; each compensatory restricted stock award (and any similar award, such as a phantom share award) that you shall have received (including, without limitation, the restricted stock award described in Section 7(b)) shall become fully vested as of the Termination Date, to the extent that it would have become vested on or before the third anniversary of the Termination Date if your employment hereunder had continued through such third anniversary, and all contractual restrictions on it shall lapse as of the Termination Date; and any other equity-based award shall also become fully vested, and shall therefore become non-forfeitable, as of the Termination Date, to the extent that it would have become vested on or before the third anniversary of the Termination Date if your employment hereunder had continued through such third anniversary;

(iv) Continued coverage under the Company’s welfare benefit plans (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) for 24 months following the Termination Date (or the cash value of such coverage, as determined on a net after-tax basis), provided that the COBRA health care continuation coverage period under section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) shall commence upon the end of such 24-month period; and

(v) the benefits described in Section 10(f).

(b) Resignation for Good Reason. If you provide written notice to the Company of the occurrence of an event that is described in Section 10(g)(iv)(A)-(E) of this

Letter Agreement (which notice, insofar as it relates to events under Sections 10(g)(iv)(B)-(D), shall be given within 30 days of the date you first become aware of such occurrence), and the Company fails to fully cure within 30 days of your delivery of such written notice, you may resign your employment hereunder with Good Reason (as defined below), provided that your written notice of resignation is delivered within 60 days following the termination of the period within which the Company has an opportunity to cure. If you resign your employment hereunder with Good Reason, you will be provided with the same amounts and benefits as you would have been entitled to receive under Section 10(a) (and, for avoidance of doubt, under any other Company Arrangement), if the Company had terminated your employment hereunder on your Termination Date without Cause.

(c) Termination of Employment Because of Death or Disability. Your employment hereunder (and hence the Term) shall automatically terminate upon your death, and the Company may terminate your employment hereunder (and hence the Term) on written notice to you following your Disability (as defined below). If your employment hereunder terminates because of your death or Disability, you (or your successors-in-interest, as applicable) will be provided with the following amounts and benefits:

(i) As soon as reasonably practicable following the Termination Date (or, in the case of the Pro Rata Annual Bonus only, within three days after the date that the Mutual Release Requirement is satisfied), a lump-sum cash payment in respect of each of the Accrued Obligations;

(ii) If the Termination Date occurs after the Closing, each compensatory stock option (and any similar award, such as a stock appreciation right) that you shall have received (including, without limitation, the stock option described in Section 7(a)) shall, to the extent that it would have become vested or exercisable on or before the first anniversary of the Termination Date had your employment hereunder continued through such first anniversary, be fully vested as of the Termination Date and shall be, and remain, fully exercisable until the earliest of a Change in Control upon which all other compensatory stock options cease to be exercisable, the first anniversary of the Termination Date, and the expiration of its maximum stated term; each compensatory restricted stock award (and any similar award, such as a phantom share award) that you shall have received (including, without limitation, the restricted stock award described in Section 7(b)) shall become fully vested as of the Termination Date, to the extent that it would have become vested on or before the first anniversary of the Termination Date if your employment hereunder had continued through such first anniversary, and all contractual restrictions on it shall lapse as of the Termination Date; and any other equity-based award shall also become fully vested, and shall therefore become non-forfeitable, as of the Termination Date, to the extent that it would have become vested on or before the first anniversary of the Termination Date if your employment hereunder had continued through such first anniversary;

(iii) Continued coverage under the Company’s welfare benefit plans (within the meaning of section 3(3) of ERISA) for 12 months following the Termination Date (or the cash value of such coverage, as determined on a net after-tax basis), provided that the COBRA health care continuation coverage period under section 4980B of the Code shall commence upon the end of such 12-month period; and

(iv) The benefits described in Section 10(f).

(d) Expiration of Term. If your employment hereunder terminates because of the expiration of the Term by notice of non-renewal in accordance with Section 1 above, you will be entitled to receive: (i) as soon as reasonably practicable following the Termination Date, the Accrued Obligations (other than the Pro-Rata Annual Bonus) and (ii) the benefits described in Section 10(f) below. In addition, (x) if the Term expires due to the Company’s delivery of written notice of non-renewal, each compensatory stock option (and any similar award, such as a stock appreciation right) that you shall have received (including, without limitation, the stock option described in Section 7(a)) shall, to the extent that it would have become vested or exercisable on or before the second anniversary of the Termination Date had your employment hereunder continued through such second anniversary, be fully vested as of the Termination Date and shall be, and remain, fully exercisable until the earliest of a Change in Control upon which all other compensatory stock options cease to be exercisable, the second anniversary of the Termination Date, and the expiration of its maximum stated term; each compensatory restricted stock award (and any similar award, such as a phantom share award) that you shall have received (including, without limitation, the restricted stock award described in Section 7(b)) shall become fully vested as of the Termination Date, to the extent that it would have become vested on or before the second anniversary of the Termination Date if your employment hereunder had continued through such second anniversary, and all contractual restrictions on it shall lapse as of the Termination Date; and any other equity-based award shall also become fully vested, and shall therefore become non-forfeitable, as of the Termination Date, to the extent that it would have become vested on or before the second anniversary of the Termination Date if your employment hereunder had continued through such second anniversary; and (y) if the Term expires due to your delivery of written notice of non-renewal, each compensatory stock option (and any similar award, such as an a stock appreciation right) that you shall have received (including, without limitation, the stock option described in Section 7(a)) shall, to the extent that it would have become vested or exercisable on or before the first anniversary of the Termination Date had your employment hereunder continued through such first anniversary, be fully vested as of the Termination Date and shall be, and remain, fully exercisable until the earliest of a Change in Control upon which all other compensatory stock options cease to be exercisable, the first anniversary of the Termination Date, and the expiration of its maximum stated term; each compensatory restricted stock award (and any similar award, such as a phantom share award) that you shall have received (including, without limitation, the restricted stock award described in Section 7(b)) shall become fully vested as of the Termination Date, to the extent that it would have become vested on or before the first anniversary of the Termination Date if your employment hereunder had continued through such first anniversary, and all contractual restrictions on it shall lapse as of the Termination Date; and any other equity-based award shall also become fully vested, and shall therefore become non-forfeitable, as of the Termination Date, to the extent that it would have become vested on or before the first anniversary of the Termination Date if your employment hereunder had continued through such first anniversary.

(e) Other Terminations. If your employment hereunder terminates in circumstances to which Sections 10(a)-(d) above do not apply, you will be entitled to receive, as soon as reasonably practicable following the Termination Date, only (i) the Accrued Obligations (other than the Pro-Rata Annual Bonus) and (ii) the benefits described in Section 10(f). For avoidance of doubt, a voluntary termination by you, on written notice to the Company, shall not be deemed to be a breach of this Letter Agreement.

(f) All Terminations. On any termination of your employment hereunder:

(i) If delaying any payment or benefit that would otherwise be due to you in connection with any termination of your employment until six months and one day after such termination would avoid imposition of “additional tax” on such payment or benefit under Section 409A of the Code, then such payment or benefit shall be so delayed.

(ii) In the event of any termination of your employment hereunder, you shall be under no obligation to seek other employment or otherwise mitigate the obligations of any person or entity under this Letter Agreement, and there shall be no offset against amounts or benefits due you under this Letter Agreement or otherwise on account of any remuneration or other benefit that you earn or receive after such termination. Any amounts due to you under this Section 10, or under Section 8, are considered to be reasonable by the Company and are not in the nature of a penalty.

(iii) You will be entitled to additional benefits (if any) in accordance with the then-applicable terms of any applicable Company Arrangement (including, without limitation, any bonus earned with respect to a previously completed period under Section 4 or 6 above), provided that you hereby acknowledge and agree that, in connection with any termination of your employment hereunder, you will not be eligible to receive severance or termination benefits under any plan, policy, program or practice of the Company, except as expressly contemplated by this Letter Agreement or otherwise approved by the Board.

(iv) The value of unused vacation days shall be determined based on the quotient of (A) your annual Base Salary rate divided by (B) 250.

(v) Each of you and the Company, upon reasonable request by the other, shall provide reasonable post-termination assistance and cooperation to the other party.

(vi) There shall be no restrictions on your post-employment activities other than those expressly set forth in this Letter Agreement, and the post-employment restriction set forth in this Letter Agreement shall be enforceable only through claims for equitable relief in accordance with Section 12(d) below and claims for damages in accordance with Section 15(f) below.

(g) Definitions. For purposes of this Letter Agreement:

(i) “Cause.”

(A) “Cause” shall mean any of the following: (1) your conviction of, or plea of guilty or nolo contendere to, a felony; (2) your commission of intentional acts of gross misconduct (including, without limitation, theft, fraud, embezzlement or dishonesty) that significantly impair the business of the Company or cause significant damage to its property, reputation or business; (3) your willful refusal to perform, or willful failure to use good faith efforts to perform, material duties that remains uncured after 14 days reasonable written request from the Board for cure; (4) your willful and material breach of any material provision of the Company’s code of ethics, or of any other material policy governing the conduct of its employees generally, that remains uncured after 14 days reasonable written request from the Board for cure; or (5) willful and material breach of the Letter Agreement that remains uncured after 14 days reasonable written request from the Board for cure.

(B) Your employment hereunder may not be terminated for Cause unless and until (1) written notice has been delivered to you by the Company which specifically identifies the circumstances that the Company believes may constitute Cause, (2) if the circumstances are capable of cure, you have failed to fully cure or fully remedy the circumstances so identified within 14 calendar days after such written notice is delivered to you, (3) the Board has convened a meeting for the purpose of determining whether, in its judgment, Cause exists, at which you are permitted to make a presentation and be represented by counsel, and (4) at least two-thirds of the members of the Board, other than you, vote at, or after, the conclusion of such meeting to terminate your employment for Cause. For avoidance of doubt, any determination by the Board that Cause exists (or by you that Good Reason exists) shall be subject to de novo review in arbitration pursuant to Section 15(f).

(ii) “Company Arrangement” shall mean any plan, program, agreement, corporate governance document, or arrangement of the Company or any of its affiliates (with the term “Company” for this purpose being deemed to include, prior to the Closing, Kindred), including without limitation, the arrangements set forth in Section 4, 6, 11(c) and 15(e) of this Letter Agreement.

(iii) “Disability” shall mean your inability, due to physical or mental incapacity, to substantially perform your duties and responsibilities under this Letter Agreement for 180 days out of any 270 consecutive days.

(iv) “Good Reason” shall mean the occurrence of any of the following events without either (x) your prior written consent or (y) full cure within 30 days after you give written notice to the Company describing the event and requesting cure:

(A) any material diminution in your authorities, titles or offices, or the assignment to you, after the Closing, of duties that materially impair your ability to perform the duties normally assigned to the CEO of a corporation of the size and nature of the Company, provided that your failure to be re-elected to the Board after being nominated for election by the Company shall not constitute Good Reason;

(B) any change in the reporting structure, after the Closing, so that you report to someone other than the Board;

(C) any relocation of the Company’s principal office, or of your own principal place of employment, after the Closing, to a location more than 35 miles from Louisville, Kentucky;

(D) any material breach by the Company, or any of its affiliates, of any material obligation to you; or

(E) any failure of the Company to obtain the assumption in writing of its obligations to perform this Letter Agreement by any successor to all or substantially all of the business and assets of the Company within 15 days after any merger, consolidation, sale or similar transaction.

(v) “Pro-Rata Annual Bonus” shall mean a cash amount determined by multiplying your annualized Base Salary on the Termination Date times a fraction, the numerator of which is the excess of 365 over the number of days then remaining in the calendar year of termination, and the denominator of which is 365.

11. Change in Control.

(a) If there is a Change in Control (as defined below), each compensatory stock option (and any similar award, such as a stock appreciation right) that you shall have received (including, without limitation, the stock option described in Section 7(a)) shall, become fully vested, and exercisable, on or before the date of such Change in Control; each compensatory restricted stock award (and any similar award, such as a phantom share award) that you shall have received (including, without limitation, the restricted stock award described in Section 7(b)) shall become fully vested as than the date of such Change in Control, and all contractual restrictions on it shall lapse as of the date of such Change in Control; and any other equity-based award shall also become fully vested, and shall therefore become non-forfeitable, as of the date of such Change in Control.

(b) For purposes of this Letter Agreement,

(i) “Change in Control” means the first to occur, following the Closing, of any of the following events:

(A) any “person,” as such term is used as of your Start Date in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Act”), is or becomes a “beneficial owner,” as such term is used as of your Start Date in Rule 13d-3 promulgated under the Act, of a percentage of the Voting Stock of the Company (measured either by number of securities or by number of votes entitled to be cast) that is 40 percentage points larger than the percentage (if any) of the Voting Stock of the Company, thus measured, that such “person” beneficially owned upon the Closing.

(B) a majority of the Company’s Board consists of individuals other than members of the Board upon the Closing (“Incumbent Directors”); provided that any individual becoming a director subsequent to such date whose election or nomination for election was supported (other than in connection with an actual or threatened proxy contest) by two-thirds of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director.

(C)(x) the Company combines with another entity and is the surviving entity, or (y) all or substantially all of the assets or business of the Company, is disposed of pursuant to a sale, merger, consolidation, liquidation or other transaction or series of transactions, unless the holders of Voting Stock of the Company immediately prior to such transaction or series of transactions (collectively, a “Triggering Event”) own, directly or indirectly, by reason of their ownership of Voting Stock of the Company immediately prior to such Triggering Event, more than two-thirds of the Voting Stock (measured both by number of securities and by voting power) of: (1) in the case of a combination in which the Company is the surviving entity, the surviving entity and (2) in any other case the entity, if any, that succeeds to all or substantially all of the business and assets of the Company.

In no event will a Change in Control be considered to have occurred as a result of the consummation of the Transaction.

(ii) “Voting Stock” shall mean issued and outstanding capital stock or other securities of any class or classes having general voting power, under ordinary circumstances in the absence of contingencies, to elect, in the case of a corporation, the directors of such corporation and, in the case of other entities, the corresponding governing person or body.

(c) Tax Gross-Up.

(i) In the event that any payment or benefit made or provided to you under this Letter Agreement or under any other Company Arrangement (a “Payment”) is determined to constitute a Parachute Payment, as such term is defined in section 280G(b)(2) of the Code, the Company shall pay to you, prior to the time any excise tax imposed by section 4999 of the Code (“Excise Tax”) is payable with respect to such Payment, an additional amount (the “Gross-Up Payment”) which, after the imposition of all income and excise taxes thereon (and assuming all federal, state and other income taxes are imposed at the highest marginal rate), is equal to the Excise Tax on such Payment. The determination of whether any Payment constitutes a Parachute Payment and, if so, the amount to be paid to you and the time of payment pursuant to this Section 11(c), shall be made by a nationally-recognized independent accounting firm (the “Auditor”) selected and paid for by the Company. Any Gross-Up Payment shall be paid by the Company to you no later than ten calendar days after the receipt of the Auditor’s determination. Any determination by the Auditor shall, subject to the provisions of Section 11(c)(ii) and (iii) below, be binding upon the Company and you.

(ii) As a result of uncertainty in the application of sections 280G and 4999 of the Code, or other circumstances, at the time of the initial determination by the Auditor hereunder, it is possible that the Gross-Up Payment made will have been an amount more than the Company should have paid pursuant to Section 11(c)(i) (the “Overpayment”) or that the Gross-Up Payment made will have been an amount less than the Company should have paid pursuant to Section 11(c)(i) (the “Underpayment”). In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, with respect to your liability under section 4999 of the Code such that an Overpayment has been made, then to the extent permitted by applicable law, you agree to return to the Company the amount of the Overpayment that you recover. In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction with respect to your liability under section 4999 of the Code such that an Underpayment arises under this Letter Agreement, then any such Underpayment shall be promptly paid by the Company to or for the benefit of you.

(iii) You agree to notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would result in a determination that an Overpayment or an Underpayment had occurred. Such notification shall be given as soon as practicable but no later than 10 business days after you are informed in writing of such claim and shall apprise the Company of the nature of such claim. In the case of a claim that would result in an Underpayment, such notice shall include the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the 30 calendar day period following the date on which you give such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall:

(A) give the Company any information reasonably requested by the Company relating to such claim;

(B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(C) cooperate with the Company in good faith in order effectively to contest such claim; and

(D) permit the Company to participate in any proceeding relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including, without limitation, attorneys fees, additional interest and penalties) incurred in connection with such contest. Without limitation on the foregoing provisions of this Section 11(c), the Company shall have the right control all proceedings taken in connection with such contest, provided that the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and you will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

12. Covenants. In exchange for the remuneration outlined above, in addition to providing service to the Company as set forth in this Letter Agreement, you agree to the following covenants. For purposes of this Section 12, “Company” means the Company and its subsidiaries.

(a) Confidentiality. Except as may be required by the lawful order of a court or agency of competent jurisdiction or an investigation demand from a governmental body or self-regulatory organization, or except to the extent that you have express authorization from the Company, you agree to keep secret and confidential indefinitely all Confidential Information as defined below (including, without limitation, information regarding litigation and pending litigation) concerning the Company which was acquired by or disclosed to you during the course of your employment with the Company and not to disclose the same, either directly or indirectly, to any other person, firm, or business entity, or to use it in any way, other than in connection with carrying out your duties for the Company or its affiliates. Nothing in the foregoing provisions of this Section 12 shall be construed so as to prevent you from using, in connection with your employment for yourself or an employer other than the Company, knowledge that was acquired by you during the course of your employment with the Company and which is generally known to persons of your experience in other companies in the same industry (other than as a result of your direct or indirect breach of this Letter Agreement). For purposes of this Section 12, “Confidential Information” shall include information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other proprietary and confidential information relating to the business of the Company or its customers, that, in any case, is not otherwise available to the public (other than by your direct or indirect breach of the terms hereof). Upon termination of your employment with the Company for any reason, you shall return all Company property, including, without limitation, files, records, disks and any media containing Confidential Information, including all copies thereto; provided, however, that you shall be permitted to retain and use all personal files, including any such files that are otherwise included on Company property (such as on Company computers).

(b) Non-Disparagement. Other than in connection with carrying out your duties for the Company or its affiliates, you will refrain from making any statements about AmerisourceBergen, Kindred, the Company or their respective parents, subsidiaries, officers and directors or employees that would disparage or reflect unfavorably upon the image or reputation of such entity, officer, director or employee. AmerisourceBergen, Kindred and the Company also agree that their respective officers and directors will use their reasonable best efforts to prevent their officers and directors from making any statements about you that would disparage, or reflect unfavorably upon, your image or reputation. Nothing in this provision prohibits you or the Company from complying with applicable law, or responding truthfully to a subpoena or an investigation demand of a governmental entity or self-regulatory organization.

(c) Non-Competition and Non-Solicitation. For purposes of this Letter Agreement, the term “Restricted Period” means the two-year period immediately following your Termination Date during which the Company is not in material uncured breach of its post-termination obligations to you under this Letter Agreement, provided that if your employment terminates pursuant to Section 8, the non-competition restrictions of Section 12(c)(i) shall not apply, and the Restricted Period for purposes of the non-solicitation restrictions of Sections 12(c)(ii) and 12(c)(iii) shall mean the one-year period immediately following your Termination Date.

(i) Non-Competition. You hereby acknowledge and agree that the Company is engaged in a highly competitive business, and by virtue of your position and responsibilities with the Company, and your access to Confidential Information, engaging in any business worldwide which is directly or indirectly materially competitive with the Company will cause the Company great and irreparable harm. As a result, you further covenant that during your employment and during the Restricted Period (as defined below), you will not, for yourself or on behalf of any other person, partnership, company or corporation, directly or indirectly, engage in, acquire any significant financial or beneficial interest in, be employed by, participate materially in, own, manage, operate or control or be materially connected with, in any relevant manner (whether as a principal, partner, director, employee, consultant, independent contractor, agent or otherwise, and whether or not for compensation) any entity that competes materially with the business of the Company (after giving effect to the Transaction and considering only business conducted by the Company during the Term, or being actively planned by the Company as of your Termination Date) in the United States of America. Notwithstanding the preceding sentence, you will not be prohibited from being the passive owner, directly or indirectly, of less than 2% of any publicly traded entity, whether or not such entity is in competition with the Company.

(ii) Non-Solicitation of Employees. You further covenant that during your employment and during the Restricted Period, you will not personally, other than in the course of performing your duties for the Company or its affiliates, directly or indirectly (including, without limitation, by instructing others or by taking other action reasonably expected to induce others), for your own account or for the account of any other person, solicit for employment, hire, or otherwise interfere with the relationship of the Company with, any person who is an employee of, or a consultant to, the Company at the time of solicitation, hiring or interference.

(iii) Non-Solicitation of Customers. You further covenant that during your employment and during the Restricted Period, you will not personally, in competition with the Company, directly or indirectly (including, without limitation, by instructing others or by taking other action reasonably expected to induce others), individually or on behalf of other persons solicit or seek to do business with any entity which, as of the earlier of the Termination Date or the date of solicitation, was a customer or a client of the Company or was, to your knowledge, being actively solicited by the Company to be a customer or client of the Company.

(d) Equitable Relief and Other Remedies. You acknowledge and agree that you have carefully read and considered the covenants, obligations and agreements contained in this Section 12, that said covenants, obligations and agreements relate to special, unique and extraordinary matters, are necessary for the reasonable and proper protection of the Company, that each is reasonable in respect to subject matters, length of time and geographic area, and that a breach, threatened breach or other violation of any of the terms of such covenants, obligations or agreements will cause the Company irreparable injury for which adequate remedies are not available at law. In recognition of this fact, you agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, will be entitled to obtain, from any court of competent jurisdiction, equitable relief in the form of specific performance, temporary restraining order, a temporary or permanent injunction or any other similar equitable remedy which may then be available.

(e) Reformation. If it is determined by a court of competent jurisdiction that any restriction in this Section 12 is excessive in duration or scope or is unreasonable or unenforceable under the law of that jurisdiction, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that jurisdiction.

(f) Survival of Provisions. Without effect as to the survival of other provisions of this Letter Agreement intended to survive the termination or expiration of your employment, and solely for the avoidance of doubt, the obligations contained in this Section 12 will survive the termination or expiration of your employment with the Company in accordance with their terms and will be fully enforceable thereafter.

13. Representations. By signing this Letter Agreement where indicated below, you represent that you are not subject to any employment agreement or non-competition agreement that would subject the Company or any of its affiliates to any future liability or obligation to any third party as a result of the execution of this Letter Agreement and your employment by the Company.

14. Legal Fees. Kindred (or, if your request for reimbursement is submitted after the Closing, the Company) will pay (or reimburse you for) any legal fees and costs you reasonably incur in connection with entering into and documenting these arrangements, promptly following your submission of one (or more) itemized invoices, each accompanied by such additional “back-up” as Kindred (or the Company) may reasonably request.

15. Miscellaneous Provisions.

(a) The parties hereto hereby agree and acknowledge that the Company will be responsible for all fees, expenses, costs and other obligations (including, without limitation, any payment of compensation) incurred with respect to this Letter Agreement; provided that to the extent such fees, expenses, costs, and other obligations are incurred prior to the Closing, such fees, expenses, costs and other obligations shall be paid by Kindred and AmerisourceBergen, with each of Kindred and AmerisourceBergen paying one half of such fees, expenses and costs, and the Company shall reimburse Kindred and AmerisourceBergen for their payment of such fees, expenses and costs at or promptly after the Closing.

(b) No provision of this Letter Agreement may be amended, nor may application of any of its provisions be waived, without the prior written consent of you, AmerisourceBergen, Kindred and the Company prior to the Closing, and of you and the Company after the Closing, such written consent to specifically identify the provision(s) of this Letter Agreement that is (are) the subject of the amendment/waiver.

(c) This Letter Agreement may be executed in any number of counterparts which together will constitute one agreement. Signatures delivered via facsimile (including, without limitation, by e-mail) shall be effective for all purposes.

(d) This Letter Agreement will be binding on and inure to the benefit of our respective successors and permitted assigns and, in your case, your heirs and other legal representatives. The rights and obligations described in this Letter Agreement may not be assigned by either party without the prior written consent of the other party; provided, however, that AmerisourceBergen and Kindred may assign their rights and obligations described in this Letter Agreement to the Company upon the Closing without your consent and the Company may assign its rights and obligations described in this Letter Agreement without your consent to any successor to all or substantially all of the business and assets of the Company (whether by purchase, merger, consolidation or otherwise). In the event of your death or a judicial determination of your incompetence, references in this Letter Agreement to you shall be deemed, where appropriate, to refer to your beneficiaries, estate or other legal representative(s).

(e) The Company shall, to the full extent permitted by law, indemnify and hold you harmless from and against any liability, damage, claim or expense incurred by reason of any act performed or omitted to be performed by you in connection with your employment with, or services for, the Company, such indemnification to include, without limitation, the advance payment of attorneys fees and other expenses reasonably incurred by you in connection with defending, or otherwise resolving, any claim based on any such act or omission. You shall be covered under any directors’ and officers’ liability insurance policies maintained by or for officers or directors of the Company (or, prior to the Closing, Kindred) on no less favorable a basis than that applying to any of the Company’s officers or directors in general. Your coverage under such policies shall continue during the Term, and for not less than six years thereafter, at the highest level then in effect for any other present or former officer or director of the Company.

(f) Except to the extent otherwise provided in Section 12(d) with respect to certain claims for equitable relief, all disputes arising under or related to this Letter Agreement will be settled by arbitration under the Commercial Arbitration Rules of the American Arbitration Association then in effect, such arbitration to be held in the Louisville metropolitan area, as the sole and exclusive remedy of either party. Any judgment on the award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction.

(g) The Company may withhold from any amounts payable under this Letter Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(h) The parties agree to use good faith efforts to ensure that this Letter Agreement will be administered in a manner so as to comply with Section 409A of the Code and the guidance thereunder, and to use good faith efforts to amend this Letter Agreement when necessary to avoid “additional tax” under Section 409A of the Code (all in accordance with guidance issued under Section 409A of the Code).

(i) All notices under this Letter Agreement will be in writing and will be deemed effective when delivered in person, by courier service, or five days after deposit in the U.S. mail, postage prepaid, for delivery as registered or certified mail, addressed (in the case of you and the Company) to the address set forth below or to such other address as may hereafter be designated by like notice. Notice not delivered to you or the Company in person will be sent as follows:

If to you, to your principal home address as is maintained in the Company’s records, with a copy to you, during the Term, at your principal office in Louisville, and a copy to:

MORRISON COHEN, LLP

909 THIRD AVENUE

NEW YORK, NY 10022-4784

ATTENTION: ROBERT M. SEDGWICK, ESQ.

If to the Company, to:

SAFARI HOLDING CORPORATION

c/o KINDRED HEALTHCARE, INC.

680 SOUTH FOURTH AVENUE

LOUISVILLE, KY 40202

ATTENTION: PAUL J. DIAZ

with a copy to:

SAFARI HOLDING CORPORATION

c/o KINDRED HEALTHCARE, INC.

680 SOUTH FOURTH AVENUE

LOUISVILLE, KY 40202

ATTENTION: GENERAL COUNSEL

(j) This Letter Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of Delaware without reference to rules relating to conflict of laws.

(k) This Letter Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral (including any term sheet) among the parties with respect to the subject matter hereof. In the event of any inconsistency between the provisions of this Letter Agreement and the provisions of any other Company Arrangement, the provisions of this Letter Agreement shall, at your election, control.

(l) The headings of the Sections and sub-sections contained in this Letter Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Letter Agreement.

If this Letter Agreement correctly reflects your understanding, please sign and return one copy to Paul Diaz for the Company’s records.

KINDRED HEALTHCARE, INC

By:
Name:
Title:

AMERISOURCEBERGEN CORPORATION

By:
Name:
Title:

NEWCO

By:
Name:
Title:

The above Letter Agreement accurately reflects our understanding, and I hereby confirm my agreement to the same.

Dated: ___________
GREGORY WEISHAR

EXHIBIT A

FORM OF MUTUAL RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF the benefits to be provided to Gregory Weishar (“Executive”) in connection with the termination of his employment, as set forth in that certain Letter Agreement by and among AmerisourceBergen Corporation (together with its successors and assigns, “AmerisourceBergen”), Kindred Healthcare, Inc. (together with its successors and assigns, “Kindred”), Safari Holding Corporation (together with its successors and assigns, and, if the termination occurs prior to the “Closing” (as defined in the Employment Agreement), AmerisourceBergen and Kindred as well, the “Company”) and Executive, dated as of January 14, 2007 (the “Employment Agreement”), which are conditioned on Executive signing this Release of Claims and to which Executive is not otherwise entitled, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive does hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Company and each of its past or present subsidiaries and affiliates, its and their past or present officers, directors, stockholders, employees and agents, their respective successors and assigns, heirs, executors and administrators, the pension and employee benefit plans of the Company, or of its past or present subsidiaries or affiliates, and the past or present trustees, administrators, agents, or employees of the pension and employee benefit plans (hereinafter collectively included within the term the “Company”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which Executive ever had, now have, or hereafter may have, or which Executive’s heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of Executive’s employment with the Company to the date of this Release of Claims that arises from, or relates in any way to, Executive’s employment relationship and/or the termination of Executive’s employment relationship with the Company, including but not limited to, any such claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, including any claims under the Rehabilitation Act of 1973, 29 USC §§ 701 et seq., as amended, Title VII of the Civil Rights Act of 1964, 42 USC §§ 2000e et seq., as amended, the Civil Rights Act of 1991, 2 USC §§ 60 et seq., as applicable, the Age Discrimination in Employment Act of 1967, 29 USC §§ 621 et seq., as amended ( “ADEA”), the Americans with Disabilities Act, 29 USC §§ 706 et seq., and the Employee Retirement Income Security Act of 1974, 29 USC §§ 301 et seq., as amended, any contracts between the Company and Executive and any common law claims now or hereafter recognized and all claims for counsel fees and costs; provided, however, that this Release of Claims shall not apply to any entitlements arising under, or preserved by, Section 8 or 10 of the Employment Agreement and provided, further, that this Release of Claims shall not apply to any claims Executive may have as a holder of securities of the Company so long as Executive is not the moving, initiating or lead party or that are based on criminal acts by any of the releasees.

The Executive expressly waives all rights afforded by any statute that expressly limits the effect of a release with respect to unknown claims. The Executive acknowledges the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims which provides that a general release does not extend to claims that the Executive does not know or suspect to exist in his favor at the time of executing the release, which if known by it may have materially affected his settlement with the Company.

The Executive acknowledges that the restrictive covenants contained in Section 12 of the Employment Agreement will survive the termination of his employment to the extent set forth therein. The Executive affirms that those restrictive covenants are reasonable and necessary to protect the legitimate interests of the Company, that he received adequate consideration in exchange for agreeing to those restrictions and that he will abide by those restrictions.

In signing this Release of Claims, Executive acknowledges his understanding that he may not sign it prior to the termination of his employment under the Employment Agreement, but that he may consider the terms of this Release of Claims for up to twenty-one (21) days (or such longer period as the Company may specify) from the date Executive’s employment with the Company under the Employment Agreement terminates. Executive also acknowledges that he is advised by the Company and its subsidiaries and other affiliates to seek the advice of an attorney prior to signing this Release of Claims; that Executive has had sufficient time to consider this Release of Claims and to consult with an attorney, if he wished to do so, or to consult with any other person of his choosing before signing; and that he is signing this Release of Claims voluntarily and with a full understanding of its terms. Executive further acknowledge that, in signing this Release of Claims, he has not relied on any promises or representations, express or implied, that are not set forth expressly in the Employment Agreement. Executive understands that he may revoke this Release of Claims at any time within seven (7) days of the date of his signing by written notice to the Company and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if Executive has not timely revoked it.

In further consideration of Executive’s execution of this Release and other consideration provided to the Company by Executive pursuant to the Employment Agreement, the Company hereby executes this Release and does hereby REMISE, RELEASE, AND FOREVER DISCHARGE Executive and his successors and assigns, heirs, executors and administrators (hereinafter collectively included within the term “Executive”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which they ever had, now have, or hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of Executive’s employment with the Company to the date of this Release that arises from, or relates in any way to, Executive’s employment relationship with the Company or the termination thereof, including but not limited to, any such claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, any such claims that are based on contracts between the Company and Executive and any such claims that are now or hereafter recognized under the common law and any such claims for counsel fees and costs, but

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in no event shall this release apply to any claim based on any criminal act by Executive or on any act of Executive wholly outside the scope of his duties and employment.

KINDRED HEALTHCARE, INC

By:
Name:
Title:

AMERISOURCEBERGEN CORPORATION

By:
Name:
Title:

[Note: Kindred and AmerisourceBergen to sign only if the termination of Executive’s employment occurs prior to the “Closing” (as defined in the Employment Agreement).]

THE COMPANY

By:
Name:
Title:

Intending to be legally bound, Executive has signed this Release under seal as of the date written below.

Signature:

Name (please print):	Gregory Weishar

Date Signed: